Exhibit h.1

                                Transfer Agency
                                      and
                               Service Agreement
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                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                              PHOENIX-EUCLID FUNDS

                                       AND

                       PHOENIX EQUITY PLANNING CORPORATION


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                                TABLE OF CONTENTS
                                -----------------

                                                                        Page

Article 1    Terms of Appointment; Duties of Transfer Agent               1

Article 2    Fees and Expenses                                            2

Article 3    Representations and Warranties of Transfer Agent             3

Article 4    Representations and Warranties of the Phoenix Funds          3

Article 5    Data Access and Proprietary Information                      4

Article 6    Indemnifications                                             5

Article 7    Standard of Care                                             6

Article 8    Covenants                                                    6

Article 9    Termination                                                  6

Article 10   Assignments                                                  7

Article 11   Amendment                                                    7

Article 12   Connecticut Law to Apply                                     7

Article 13   Force Majeure                                                7

Article 14   Consequential Damages                                        7

Article 15   Merger of Agreement                                          7

Article 16   Limitations of Liability of the Trustees & Shareholders      8






                                       2

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                      TRANSFER AGENCY AND SERVICE AGREEMENT


         AGREEMENT made as of the 22 day of July 1999, by and between the Phoenix-Euclid Funds (hereinafter referred to as "Fund"), and PHOENIX EQUITY PLANNING CORPORATION (hereinafter referred to as the "Transfer Agent").

                              W I T N E S S E T H:

         WHEREAS, Fund desires to appoint Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and Transfer Agent desires to accept such appointment; and

         WHEREAS, the parties wish to set forth herein their mutual understandings and agreements.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable considerations, the receipt and sufficiency whereof being acknowledged and affirmed, the parities hereto agree as follows:

ARTICLE 1       TERMS OF APPOINTMENT; DUTIES OF TRANSFER AGENT
                ----------------------------------------------

         1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints Transfer Agent to act as, and Transfer Agent agrees to act as, agent for the authorized and issued shares of beneficial interest, of the Fund (hereinafter referred to as "Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Fund ("Shareholders") and as set out in the currently effective registration statement of the Fund (the prospectus and statement of additional information portions of such registration statement being referred to as the "Prospectus"), including, without limitation, any periodic investment plan or periodic withdrawal program.

         1.02 Transfer Agent agrees that it will perform the following services pursuant to this Agreement:

         (a) In accordance with procedures established from time to time by agreement between the Fund and Transfer Agent, Transfer Agent shall:

                i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian appointed from time to time by the Trustee of the Fund (which entity shall be referred to as the "Custodian");
                ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such shares in each appropriate Shareholder account;
                iii) Receive for acceptance, redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;
                iv)    In respect to the transactions in items (i), (ii) and
                       (iii) above, the Transfer Agent shall execute transactions directly with broker-dealers authorized by the Fund who shall thereby be deemed to be acting
                       on behalf of the Fund.
                v)     At the appropriate time as and when it received
                       monies paid to it by any Custodian with respect to
                       any redemption, pay over or cause to be paid over in
                       the appropriate manner such monies as instructed by
                       the redeeming Shareholders;
                vi) Effect transfer of Shares by the registered owners thereof upon receipt of appropriate instructions;
                vii) Prepare and transmit payments for dividends and distributions declared by the Fund, if any;
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                viii)  Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and the Fund and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity;
                ix) Maintain records of account for and advise the Fund and its respective Shareholders as to the foregoing; and
                x) Record the issuance of Shares and maintain pursuant to Rule 17Ad-10(e) under the Exchange Act of 1934, a record of the total number of Shares with are authorized, issued and outstanding based upon data provided to it by the Fund. The Transfer Agent shall also provide on a regular basis to the Fund the total number of Shares which are authorized, issued and outstanding shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

         (b) In addition to and not in lieu of the services set forth in the above paragraph (a), Transfer Agent shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including, but not limited to, maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1009 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and
(ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State.

         (c) In addition, the Fund shall (i) identify to Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State, and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor daily activity for each State. The responsibility of Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

         (d)    Procedures as to who shall provide certain of the services in
Article 1 may be established from time to time by agreement between the Fund and Transfer Agent per the attached service responsibility schedule, if any. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on behalf of the Fund.

         (e) The Transfer Agent shall provide additional services on behalf of the Fund (i.e., escheatment services) which may be agreed upon in writing between the Fund and the Transfer Agent.

ARTICLE 2       FEES AND EXPENSES
                -----------------

         2.01 In consideration of the services by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay Transfer Agent an annual maintenance fee for each Shareholder account as set forth in Schedule A attached hereto and made a part hereof. Annual Maintenance Fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and Transfer Agent. Nothing herein shall preclude the assignment of all or any portion of the foregoing fees and expense reimbursements to any sub-agent contracted by Transfer Agent.


                                       2

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         2.02   In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse Transfer Agent for out-of-pocket expenses or advances incurred by Transfer Agent for the items set out in Schedule A attached hereto. In addition, any other expenses incurred by Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

         2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. The above fees will be charged against the Fund's custodian checking account five (5) days after the invoice is transmitted to the Fund. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to Transfer Agent at least seven (7) days prior to the mailing date of such material.


ARTICLE 3       REPRESENTATIONS AND WARRANTIES OF TRANSFER AGENT
                ------------------------------------------------

         The Transfer Agent represents and warrants to the Fund that:

         3.01 It is a corporation organized and existing in good standing under the laws of the State of Connecticut.

         3.02 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

         3.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.04 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         3.05 It is and shall continue to be a duly registered transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934.


ARTICLE 4       REPRESENTATIONS AND WARRANTIES OF FUND
                --------------------------------------

         The Fund represents and warrants to Transfer Agent that:

         4.01 All trust proceedings required to enter into and perform this Agreement have been undertaken and are in full force and effect.

         4.02 The Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940.

         4.03 A registration under the Securities Act of 1933 is currently effective for the Fund that is offering its securities for sale and such registration statement will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale.


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ARTICLE 5       DATA ACCESS AND PROPRIETARY INFORMATION
                ---------------------------------------

         5.01 The Fund acknowledges that the data base, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on data bases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

         (a) to access Customer Data solely from location as may be designated in writing by the Transfer Agent and solely in accordance with the Transfer Agent's applicable user documentation;
         (b) to refrain from copying or duplicating in any way the Proprietary Information;
         (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent instructions;
         (d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;
         (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties; and
         (f) to honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

         Each part shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

         5.02 If the Fund notified the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         5.03 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a "COEFI"), then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

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ARTICLE 6       INDEMNIFICATION
                ---------------

         6.01 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments expenses and liability arising out of or attributable to:

         (a) All actions of Transfer Agent or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.
         (b) The lack of good faith, negligence or willful misconduct by the Fund which arise out of the breach of any representations or warranty of the Fund hereunder.
         (c) The reliance on or use by the Transfer Agent or its agents or subcontractors of information, records and documents which (i) are received by Transfer Agent or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar.
         (d) The reliance on, or the carrying out by Transfer Agent or its agents or subcontractors of any instructions or request of the Fund.
         (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

         6.02 Transfer Agent shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by Transfer Agent, or any sub-agent, as a result of Transfer Agent's, or such sub-agent's, lack of good faith, negligence or willful misconduct.

         6.03 At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by Transfer Agent under this Agreement, and Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or documents provided Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

         6.04   In order that the indemnification provisions contained in the
Article 6 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.


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         6.05   Transfer Agent hereby expressly acknowledges that recourse against the Fund, if any, shall be subject to those limitations provided by governing law and the Declaration of Trust of the Fund and agrees that obligations assumed by the Fund hereunder shall be limited in all cases to the Fund and its respective assets. Transfer Agent shall not seek satisfaction of any such obligations from the shareholders or any shareholder of the Fund nor shall the Transfer Agent seek satisfaction of any obligations from the Trustees or any individual Trustee of the Fund.


ARTICLE 7       STANDARD OF CARE
                ----------------

         7.01 The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct of that of its employees.


ARTICLE 8       COVENANTS
                ---------

         8.01 The Phoenix Fund shall promptly furnish to Transfer Agent the following:

         (a) A certified copy of the resolution of its Trustees authorizing the appointment of Transfer Agent and the execution and delivery of this Agreement.
         (b) A copy of the Declaration of Trust and By-Laws, it any, and all amendments thereto of the Fund.

         8.02 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any, for the preparation or use, and for keeping account of, such certificates, forms and devices.

         8.04 The parties agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         8.05 In case of any requests or demands for the inspection of the Shareholder records, Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. Transfer Agent reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held in liable for the failure to exhibit the Shareholder records to such person.


ARTICLE 9       TERMINATION
                -----------

         9.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

         9.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, Transfer Agent reserves the right to charge any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees to the Fund.

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ARTICLE 10      ASSIGNMENT
                ----------

         10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other party.

         10.02 This Agreement shall insure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         10.03 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with one or more sub-agents; provided, however, that Transfer Agent shall be a fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.


ARTICLE 11      AMENDMENT
                ---------

         11.01 The Agreement may be amended or modified by a written agreement executed by the parties and authorized or approved by a resolution of the Trustees of the Fund.


ARTICLE 12      CONNECTICUT LAW TO APPLY
                ------------------------

         12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Connecticut.


ARTICLE 13      FORCE MAJUERE
                -------------

         13.01 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.


ARTICLE 14      CONSEQUENTIAL DAMAGES
                ---------------------

         14.01 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.


ARTICLE 15      MERGER OF AGREEMENT
                -------------------

         15.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

         15.02 This Agreement shall not be merged with or construed in conjunction with any other current or future agreement between the Fund and Phoenix Equity Planning Corporation, each and all of which agreements shall at all times remain separate and distinct.



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ARTICLE 16      LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS
                ---------------------------------------------------------

         16.01 The obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Trust.




         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duty authorized officers, as of the day and year first above written.


                              Phoenix-Euclid Funds

                              By:  ________________________________________
                              Name: Philip R. McLoughlin
                              Title:   President


ATTEST:

By:  _________________________
Name:
Title:


                              PHOENIX EQUITY PLANNING CORPORATION

                              By:  ________________________________________


ATTEST:

By:  _________________________
Name:
Title:





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                                   SCHEDULE A
                                   ----------

                                  FEE SCHEDULE



ANNUAL MAINTENANCE FEES:        The Annual maintenance fee for each Shareholder
                                account for all funds subject to this agreement shall be $13.50.


OUT OF POCKET EXPENSES:         Out-of-pocket expenses include but are not
                                limited to: confirmation statements, postage, forms, audio response, telephone, microfiche, and expenses incurred at the specific direction of the fund.